Exhibit 10.8

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of June 17, 2024, by and between Oncocyte, Corporation (the “Company”), a California corporation located at 15 Cushing, Irvine, California 92618, and Andrea James (“Executive”).

1. Engagement; Position and Duties.

(a) Position and Duties. During the Term (as defined below), the Company agrees to employ Executive in the position of Chief Financial Officer of the Company (“CFO”). In such position, Executive shall have such duties and responsibilities attendant to the position of Chief Financial Officer and shall render services consistent with such position, as applicable and appropriate and such services as the Chief Executive Officer of the Company (“CEO”) or the Board of Directors of the Company (the “Board”) may from time to time direct or require. As CFO, Executive shall report to the CEO. During the Term, Executive shall devote best efforts, skills and abilities, on a full-time basis, exclusively to the Company’s business. Executive covenants and agrees to faithfully adhere to and fulfill such policies as are established from time to time by the Board (“Policies”).

(b) Place of Performance. Executive’s principal place of employment with the Company shall be primarily remote, based in Seattle, Washington, or as otherwise determined from time to time by the Board, provided that Executive shall perform Executive’s duties and responsibilities hereunder with due care and in accordance with all Company policies (including any remote-working policies as in effect from time to time), and provided further that Executive understands and agrees that Executive may be required to travel from time to time for business purposes.

(c) Performance of Services for Subsidiaries. In addition to the performance of services for the Company, Executive shall, to the extent so required by the Company, also perform services for one or more members of a consolidated group of which the Company is a part, provided that such services are consistent with the kind of services Executive performs or may be required to perform for the Company under this Agreement. If Executive performs any services for any subsidiary that is wholly-owned or partially owned by Oncocyte (each a “Subsidiary”), Executive shall not be entitled to receive any compensation or remuneration in addition to or in lieu of the compensation and remuneration provided under this Agreement on account of such services for the Subsidiary. The Policies will govern Executive’s employment by the Company and any Subsidiaries for which Executive is asked to provide Services. In addition, Executive covenants and agrees that Executive will faithfully adhere to and fulfill such additional policies as may be established from time to time by the board of directors of any Subsidiary for which Executive performs services, including to the extent that such policies and procedures differ from or are in addition to the Policies adopted by the Company.

(d) Exclusivity; No Conflicting Obligations. Executive shall devote Executive’s full working and business time, attention, skill and efforts to the business and affairs of the Company and its subsidiaries and affiliates and Executive shall use best efforts to promote the success of the Company’s and its subsidiaries’ and affiliates’ business(es). Executive shall not engage in any other business, profession or occupation for compensation or otherwise without the prior written consent of the Board which may be withheld, conditioned or delayed in the Board’s sole and absolute discretion. At the time of the start of this agreement, Executive has the Board and CEO’s approval to continue to serve in three advisory board roles requiring minimal time commitment that will not conflict with Executive’s roles, responsibilities and obligations as CFO to Oncocyte. Executive shall disclose such advisory board roles to the Company in writing on or before the Effective Date. Executive further hereby represents, warrants, and covenants that: (i) Executive’s employment does not conflict with or violate the terms of (A) any agreement by which Executive is bound, including any post-employment covenants or obligations to any other employer, entity, or person, or (B) any order, rule, law, regulation, or other legal requirement or obligation applicable to Executive; (ii) Executive will abide, and has abided, by all fiduciary duties and contractual or common law obligations that Executive may have to all prior employers or other persons or entities; and (iii) Executive did not engage in, conceal, or aid others in, any misconduct, and was not subject to any disciplinary action, while employed by any former employer that could reasonably be expected to cause any damage to the Company’s business or reputation or the Company’s employees, including but not limited to any conduct constituting sexual misconduct, sexual harassment, harassment, or discrimination. Executive agrees to immediately notify the Board, in writing, if any representation in this Section 1(d) is or becomes untrue or inaccurate at any time. In addition, should Executive become aware of any reason that Executive cannot remain employed by the Company or fully execute Executive’s responsibilities for the Company, or should a former employer or any other person or entity allege that Executive is in violation of any obligation to such person or entity, Executive promises to immediately so notify the Board in writing.

(e) No Unauthorized Use of Third Party Intellectual Property. Executive represents and warrants to the Company that Executive will not use or disclose, in connection with Executive’s employment by the Company or any Subsidiary, any patents, trade secrets, confidential information, or other proprietary information or intellectual property as to which any other person has any right, title or interest, except to the extent that the Company or a Subsidiary holds a valid license or other written permission for such use from the owner(s) thereof. Executive represents and warrants to the Company that Executive has returned all property and confidential information belonging to any prior employer.

(f) Term. The “Term” shall mean the period commencing as of June 17, 2024 (the “Effective Date”) and continuing until such time as Executive’s employment is terminated in accordance with Section 5.

2. Compensation

(a) Salary. During the Term, Executive’s annual base salary shall be Three Hundred Twenty-Five Thousand Dollars ($325,000) (pro-rated for partial years), less applicable taxes and deductions (such annual base salary, “Base Salary”). Executive’s Base Salary shall be paid in accordance with the Company’s regular salary payment practices, as in effect from time to time.

(b) Bonus. During the Term, Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) with a target bonus opportunity equal to fifty percent (50%) of base salary. Executive’s Annual Bonus, if any, shall be based on and subject to the achievement of the Company and/or individual performance objectives established (in consultation with Executive), approved, assessed and determined by the Board (or a committee thereof). The Annual Bonus shall not be earned until paid and shall not be paid unless Executive remains an employee (and has not received notice of termination of employment for Cause) of the Company on the date of payment.

(c) Equity.

(i) CFO Stock Option Grant. The Company shall grant Executive a one-time award under the Company’s 2018 Equity Incentive Plan, as amended from time to time (the “Plan”) of options to purchase 200,000 shares of Company “Common Stock,” as defined in the Plan, effective two business days following the Effective Date (the “CFO Equity Grant”). The CFO Equity Grant shall be made subject to shareholder approval of an amendment to Section 4.1 of the Plan increasing the total number of shares of Common Stock available for the grant of awards under the Plan (“Shareholder Approval”). The options in the CFO Equity Grant shall vest as follows, subject to Executive’s continued compliance with any restrictive covenants by which Executive may be bound and continuous service as an employee of the Company or a Subsidiary from the Effective Date through the applicable vesting date: (A) twenty-five percent (25%) of the CFO Equity Grant will vest and thereby become exercisable upon the one-year anniversary of the date of grant, and (B) 75% of the CFO Equity Grant will vest in thirty-six (36) substantially equal monthly installments thereafter.

(ii) Performance Equity Grant. The Company shall grant Executive a one-time award under the Plan of 100,000 “Restricted Stock Units,” as defined in the Plan, effective two business days following the Effective Date (the “Performance Equity Grant”). The Performance Equity Grant shall be made subject to Shareholder Approval. The Restricted Stock Units in the Performance Equity Grant shall be subject to both time vesting and performance vesting. Subject to Executive’s continued compliance with any restrictive covenants by which Executive may be bound and continuous service as an employee of the Company or a Subsidiary from the Effective Date through the applicable vesting date, the Restricted Stock Units in the Performance Equity Grant will (A) with respect to a Performance Vesting Condition (as defined below), vest on the last day of the month in which such Performance Vesting Condition is met, and (B) performance vest as follows: (i) fifty percent (50%) will vest upon the Company’s achievement of an aggregate market value of voting and non-voting common equity held by non-affiliates of the Company of $75 million or more, such that the Company is no longer subject to the “Baby Shelf Rules” of Form S-3 (the “Baby Shelf Performance Vesting Condition”), and (ii) fifty percent (50%) will vest upon the Company’s achievement of a market capitalization of $200 million, which shall be determined based on the 30-day volume weighted average price of the Common Stock measured as of the end of each full calendar month following the date of grant (the “Market Cap Performance Vesting Condition” and together with the Baby Shelf Performance Vesting Condition, “the Performance Vesting Conditions”); provided, that (X) for the avoidance of doubt, no restricted stock units in the Performance Equity Grant will vest solely based on the passage of time, (Y) no restricted units in the Performance Equity Grant will vest prior to the date that is one year after the date of grant, and (Z) any restricted stock units in the Performance Equity Grant that are not performance vested on December 31, 2026 shall automatically be forfeited.

(iii) Generally. The exercise price of the options in the CFO Equity Grant shall be the fair market value of a share of Company Common Stock on the applicable effective date of grant, determined in accordance with the Plan. Except to the extent that provisions of the Plan relating to termination of continuous service as an employee apply to the termination of options, to the extent not exercised, the options shall expire ten years from the effective date of grant. Executive shall execute a stock option agreement provided by the Company consistent with the terms of the option grant and the Plan. The options shall be incentive stock options to the extent permitted by Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

(d) Expense Reimbursements. During the Term, the Company or a Subsidiary shall reimburse Executive for reasonable and necessary travel and other business expenses incurred by Executive in the performance of Executive’s duties under this Agreement, subject to necessary documentation and in accordance with the Company’s Policies and procedures in effect from time to time.

(e) Benefit Plans. During the Term, Executive may be eligible (to the extent Executive qualifies) to participate in certain retirement, pension, life, health, accident and disability insurance, equity incentive plan or other similar employee benefit plans, which may be adopted by the Company for its executive officers or other employees. The Company and the Subsidiaries have the right, at any time and without any amendment of this Agreement, and without prior notice to or consent from Executive, to adopt, amend, change, or terminate any such benefit plans that may now be in effect or that may be adopted in the future, in each case without any further financial obligation to Executive; provided that such unilateral change does apply to Executive in a manner different than other Company executives or employees of a comparable executive level, except for changes required by applicable federal, state, or local law, or implemented in response to any change of federal, state or local law or regulation. Any benefits to which Executive may be entitled under any benefit plan shall be governed by the terms and conditions of the applicable benefit plan, and any related plan documents, as in effect from time to time. If Executive receives any grant of stock options or stock or stock related equity awards (“Awards”) under any stock option plan, stock purchase plan, or other equity incentive plan of the Company (an “Equity Plan”), the terms and conditions of the Award, and Executive’s rights with respect to the Award, shall be governed by (i) the terms of the Equity Plan, as the same may be amended from time to time, and (ii) the terms and conditions of any stock option agreement, stock purchase agreement, or other agreement that Executive may sign or be required to sign with respect to any Award.

(f) Vacation; Sick Leave. During the Term, Executive shall be entitled to paid time off and sick leave in accordance with the Policies of the Company. Executive’s vacation shall be taken at such time as is consistent with the needs and Policies of the Company and its Subsidiaries. All vacation days and sick leave days shall accrue annually based upon days of service. Executive’s right to leave from work due to illness is subject to the Policies and the provisions of this Agreement governing termination due to disability, sickness or illness. The Policies governing the disposition of unused vacation days and sick leave days remaining at the end of the Company’s fiscal year shall govern whether unused vacation days or sick leave days will be paid, lost, or carried over into subsequent fiscal years.

(g) Indemnification. The Company shall enter into the Company’s standard form indemnification agreement for officers and directors with Executive.

3. Inventions/Intellectual Property/Confidential Information. Executive acknowledges the execution and delivery to the Company of an Employee Confidential Information and Inventions Assignment Agreement” (the “Confidentiality and IP Agreement”), attached hereto as Exhibit A.

4. Additional Restrictive Covenants.

(a) Cooperation. Executive agrees that during Executive’s employment with the Company and thereafter (regardless of whether Executive resigns or is terminated, or the reason for such resignation or termination), Executive shall, without any additional consideration, provide reasonable and timely cooperation in connection with (i) any actual or threatened litigation, inquiry, review, investigation, process, or other matter, action, or proceeding (whether conducted by or before any arbitrator, court, regulatory, or governmental entity, or otherwise, or by or on behalf of the Company, any Subsidiary, or any of their respective affiliates), that relates to events occurring during Executive’s employment with the Company or about which the Company otherwise believes Executive may have relevant information; (ii) the transitioning of Executive’s role and responsibilities to other personnel; and (iii) the provision of information in response to the Company’s requests and inquiries in connection with Executive’s separation and/or relating to topics about which the Company otherwise believes Executive may have relevant information. Executive’s cooperation shall include being available to (1) meet with and provide information to the Company and each of the Company Entities (as defined below) and each and all of their respective shareholders, interest holders, unit holders, advisors, managers, officers, directors, partners, principals, members, employees, fiduciaries, representatives, and agents (each a “Company Party”) and their counsel or other agents in connection with fact-finding, investigatory, discovery, and/or pre-litigation or other proceeding issues, and (2) provide truthful testimony (including via affidavit, deposition, at trial, or otherwise) in connection with any such matter, all without the requirement of being subpoenaed. The Company shall try to schedule Executive’s cooperation pursuant to this Section so as not to unduly interfere with Executive’s other personal or professional pursuits.

(b) Non-Disparagement; Non-Publicity. Except as provided in Section 1.6 of the Confidentiality and IP Agreement, Executive agrees that, both during and after Executive’s employment, Executive will not, whether in private or in public, directly or indirectly, make, publish, encourage, ratify, or authorize, or aid, assist, or direct any other person or entity in making or publishing, whether in written, oral, digital, or any other form: (i) any statements, postings, or other communications that are defamatory, malicious, or slanderous about, or that are misrepresentative of any of the Company, any Subsidiary, or any of their respective agents, affiliates, customers, directors, employees, executives, investors, officers, members, or representatives, or (ii) any statements, postings, or other communications that in any way defame, damage, or disparage the Company and its current former or future parents, subsidiaries, affiliates, or related entities (the “Company Entities”) or their respective investors, products, employees, partners, or services. Further, Executive agrees not to do any of the following except as within the performance of Executive’s lawful and authorized duties within the scope of Executive’s employment with the Company or pursuant to the explicit written approval of the Company: (A) communicate with any member of the media concerning any Company Party, (B) make any statement, posting, or other communication in, on, to, or through any media (whether print, television, radio, the internet, social media, or with or through any reporter, blogger, “app” (such as TikTok, Instagram, Snapchat, or the like), or otherwise (collectively “Media”)) that purports to be on behalf of any Company Party, or which a third party may perceive (x) has been authorized, approved, or endorsed by a Company Party or (y) reflects the views of any Company Party, or otherwise includes any Confidential Information, (C) conduct any Company business activity on any Media, (iv) provide any Company Party’s promotional material to any person or entity, or (D) direct, aid, encourage, or assist any other person or entity to do any of the foregoing; provided that nothing in this Section 4(b) shall be construed in a manner that would violate any law. Nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful. Further, nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

5. Termination of Employment. During the Term:

(a) Resignation by Executive. Executive may resign Executive’s employment at any time, for any reason, or for no reason upon at least thirty (30) days prior written notice to the Company; provided, however that the notice requirements upon a resignation for Good Reason shall be the notice required pursuant to the definition of Good Reason (as defined below), provided further that the Company may, at any time during such 30-day period, relieve Executive from all or any of Executive’s duties for all or part of the remainder of such 30-day period (including a requirement that Executive must stay away from all or any of the Company’s premises and/or will not be provided with any work and/or will have no business contact with all or any of the Company’s agents, employees, customers, clients, distributors and suppliers) and provided further that the Company may, in its sole discretion, waive all or part of such notice period, in which case Executive’s employment shall terminate on such date as directed by the Company.

(b) Termination by the Company without Cause. The Company may terminate Executive’s employment without Cause (as defined below) at any time.

(c) Termination by the Company for Cause. The Company may terminate Executive’s employment with Cause at any time upon written notice to Executive.

(d) Termination Upon Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. If Executive sustains a Disability (as defined below) while Executive is employed by the Company, the Company may terminate Executive’s employment by giving Executive thirty (30) days written notice of the Company’s intent to terminate Executive’s employment. Notwithstanding the foregoing, nothing in this Section 5(d) shall be construed to waive Executive’s rights, if any, under applicable law.

6. Payments Due Upon Termination of Employment. Except as otherwise provided in this Agreement, upon termination of Executive’s employment, the Company and the Subsidiaries shall have no further obligation to Executive, by way of compensation or otherwise.

(a) Upon termination of Executive’s employment with the Company at any time and for any reason, in the event of the termination of Executive’s employment by the Company for Cause, or termination of Executive’s employment as a result of death, Disability, Executive’s resignation for Good Reason or without Good Reason, Executive will be entitled to receive only the compensation and benefits set forth below, and Executive will not be entitled to any other compensation, award, or damages with respect to Executive’s employment or termination of employment, unless otherwise specified by the Board and CEO.

(i) Termination for Cause, Death, Disability, or Resignation without Good Reason. In the event of the termination of Executive’s employment by the Company for Cause or due to Executive’s Disability, or termination of Executive’s employment as a result of death, or Executive’s resignation, the Company shall provide Executive, as soon as reasonably practicable following the date of termination: (A) all accrued but unpaid Base Salary actually earned prior to or as of the date of termination of Executive’s employment and any vacation or paid time off accrued as of the date of termination of Executive’s employment, in each event, which shall be paid in accordance with the Company’s policies for payment upon termination and in accordance with applicable law; and (B) any other vested benefits to which Executive or Executive’s estate may be entitled under any of the Company’s benefit plans or applicable law, in accordance with the terms of such plans or law (subsections (A)-(B), the “Accrued Obligations”). Except as provided in, and subject to the terms and conditions of, Section 6(a)(ii), Executive will not be entitled to any cash severance benefits, additional vesting of any stock options or other equity or equity-based incentives or cash awards, in the event of a termination of Executive’s employment by the Company without Cause or if Executive resigns for Good Reason.

(ii) Termination Without Cause or Resignation for Good Reason. In the event of a termination of Executive’s employment by the Company without Cause (excluding due to Disability) or Executive resigns for Good Reason or Executive dies in connection with services performed on behalf of the Company (ie; Executive death due to a vehicular or aviation accident while traveling on Oncocyte business), in each case, in addition to the Accrued Obligations, subject to Section 6(b) and Executive’s continued compliance with any restrictive covenants by which Executive is bound, including but not limited to those contained in Section 4 hereof and those set forth in the Confidentiality and IP Agreement, Executive will be entitled to receive the following:

(A) an amount equal to twelve (12) months of Executive’s Base Salary, payable at the sole discretion of the Company either (x) in a lump sum on the first payroll date following the sixtieth (60th) day following Executive’s date of termination or (y) in twelve (12) equal monthly installments during the twelve (12) month period following Executive’s date of termination; provided, however, that the first payment shall be made on the first regularly scheduled payroll date following the sixtieth (60th) day following the Executive’s date of termination and shall include payments of any amounts that would have otherwise been payable prior thereto;

(B) a pro-rated portion of the Annual Bonus, if any, for the year of termination, based on actual performance (determined by multiplying the amount of such Annual Bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that Executive is employed by the Company and the denominator of which is 365), paid on the later of (x) the first regularly scheduled payroll date following the sixtieth (60th) day following Executive’s termination of employment and (y) on the date in the calendar year following the calendar year to which the Annual Bonus relates on the date such Annual Bonus would have been paid if Executive’s employment had not terminated;

(C) subject to Executive’s and Executive’s spouse and eligible dependents, as applicable, eligibility and Executive’s and Executive’s spouse and eligible dependents, as applicable, timely and valid election of continuation coverage under the Company’s group health plan pursuant to and in accordance with the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), reimbursement for an amount equal to the monthly portion of the premium cost of participation in such group health plan that the Company paid for Executive and, to the extent applicable, Executive’s spouse and covered dependents (to the extent Executive’s spouse and any covered dependents were covered under the applicable group health plan immediately prior to the date of Executive’s termination of employment) as in effect for the month immediately preceding the month in which the termination occurs (the “Monthly COBRA Amount”) for a period of up to twelve (12) months following the date of termination, provided, that, notwithstanding anything herein to the contrary, Executive’s and Executive’s spouse and eligible dependents eligibility for the Monthly COBRA Amount as provided for under this Section 6(a)(ii)(C) shall, to the extent applicable, end (y) in the event Executive or Executive’s spouse or any of Executive’s eligible dependents becomes eligible to receive any group health coverage, including as a result of subsequent employment or service (and, in the case of any of Executive’s spouse and eligible dependents becoming eligible to receive comparable group health coverage, then only to such spouse and/or dependents), and Executive shall have an obligation to notify the Company promptly of such event(s), (z) if COBRA continuation coverage is no longer required to be provided to Executive or Executive’s spouse or any of Executive’s eligible dependents in accordance with COBRA or the applicable plan document (such period from the date of termination through the date of the earliest of the foregoing to occur, the “COBRA Period”). Reimbursements for the Monthly COBRA Amount shall be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy, provided that Executive timely submits reasonably acceptable documentation to the Company substantiating Executive’s payments for COBRA coverage; and provided, further, that the Company shall not provide reimbursement for any Monthly COBRA Amount until the first regularly scheduled payroll date following the sixtieth (60th) day following the date of termination, and the first reimbursement provided to Executive shall be inclusive of any reimbursements owed through such date. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the Monthly COBRA Amount without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of the Monthly COBRA Amount, the Company shall pay a taxable cash payment to Executive each month over the remaining COBRA Period, in a gross amount equal to the applicable Monthly COBRA Amount for that month (“Alternative Payments”). Any Alternative Payments will cease to be provided when, and under the same terms and conditions as, the Monthly COBRA Premiums would have ceased under this Section 6(a)(ii)(C);

(D) with respect to each outstanding time-based equity award (excluding, for the avoidance of doubt, the Performance Equity Grant), if any, accelerated vesting of the next tranche of time-based equity that would have vested had Executive remained employed through the next applicable vesting date; and

(E) with respect to the Performance Equity Grant, accelerated time vesting of any options that are performance vested as of the date of termination (the payments and benefits under this Section 6(a)(ii)(A)-(E) collectively, the “Severance Benefits”).

(b) Release. The Company’s obligation to provide the Severance Benefits shall be contingent upon Executive’s execution of a release in a form and containing such substance as reasonably acceptable to the Company (the “Release”), which Release must be signed and any applicable revocation period with respect thereto must have expired by the fifty-ninth (59th) day following Executive’s termination of employment. The Release will not waive any of Executive’s rights, or obligations of the Company or its successor in interest and the Subsidiaries, regarding: (i) any right to indemnification and/or contribution, advancement or payment of related expenses Executive may have pursuant to the Company’s Bylaws, Articles of Incorporation, under any written indemnification or other agreement between the parties, and/or under applicable law; (ii) any rights that Executive may have to insurance coverage under any directors and officers liability insurance, other insurance policies of the Company, COBRA or any similar state law; (iii) any claims for worker’s compensation, state disability or unemployment insurance benefits, or any other claims that cannot be released as a matter of applicable law; (iv) rights to any vested benefits under any stock, compensation or other employee benefit plan of the Company; (v) any rights Executive may have as an existing shareholder of the Company; and (vi) any claims arising after the effective date of the Release. Nothing in the Release or any other agreement between Executive and the Company will prohibit or prevent Executive from providing truthful testimony or otherwise responding accurately and fully to any question, inquiry or request for information or documents when required by legal process, subpoena, notice, court order or law (including, without limitation, in any criminal, civil, or regulatory proceeding or investigation), or as necessary in any action for enforcement or claimed breach of this Agreement or any other legal dispute with the Company.

(c) Severance Benefits. In addition to the rights and remedies available to the Company under this Agreement and the Confidentiality and IP Agreement, and not in any way in limitation of any right or remedy otherwise available to the Company, in the event that Executive violates any material term of this Agreement, including, for the avoidance of doubt, the covenants set forth in Section 4 hereof or in the Confidentiality and IP Agreement, or any other agreement between the Company or its subsidiaries and Executive, any Severance Benefits then or thereafter due from the Company to Executive shall be terminated immediately and the Company’s obligation to pay and Executive’s right to receive such Severance Benefits shall terminate and be of no further force or effect, and Executive shall be required to promptly repay to the Company (or any applicable subsidiary) an amount equal to the portion of the Severance Benefits previously paid to Executive.

(d) Section 280G of the Code.

(i) Notwithstanding anything in this Agreement to the contrary, if any payment, distribution, or other benefit provided by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”), (x) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (y) but for this Section 6(d) would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision thereto (the “Excise Tax”), then the Payments shall be either: (A) delivered in full pursuant to the terms of this Agreement, or (B) delivered to such lesser extent as would result in no portion of the payment being subject to the Excise Tax, as determined in accordance with this Section 6(d).

(ii) The determination of whether Section 6(d)(i)(A) or Section 6(d)(i)(B) shall be given effect shall be made by the Company on the basis of which of such clauses results in the receipt by Executive of the greater Net After-Tax Receipt (as defined herein) of the aggregate Payments. The term “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Section 280G of the Code) of the payments net of all applicable federal, state and local income, employment, and other applicable taxes and the Excise Tax.

(iii) If Section 6(d)(i)(B) is given effect, the reduction shall be accomplished in accordance with Section 409A of the Code and the following: first by reducing, on a pro rata basis, cash Payments that are exempt from Section 409A of the Code; second by reducing, on a pro rata basis, other cash Payments; and third by forfeiting any equity-based awards that vest and become payable, starting with the most recent equity-based awards that vest, to the extent necessary to accomplish such reduction.

(iv) Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6(d) shall be made by the Company’s independent accountants or compensation consultants (the “Third Party”), and all such determinations shall be conclusive, final and binding on the parties hereto. The Company and Executive shall furnish to the Third Party such information and documents as the Third Party may reasonably request in order to make a determination under this Section 6(d). The Third Party shall provide detailed supporting calculations both to the Company and Executive. The Company shall bear all fees and costs of the Third Party with respect to all determinations under or contemplated by this Section 6(d).

(v) If, at the time of a transaction giving rise to Payments that could constitute “parachute payments” within the meaning of Section 280G of the Code, the stock of the Company is not readily tradable on an established securities market and the Company determines that the exemption described in Section 280G(b)(5) of the Code would apply to the Payments if the requisite shareholder approval is obtained in accordance with the terms and conditions of Section 280G of the Code, the Company shall use commercially reasonable efforts to seek the requisite shareholder approval of the Payments such that no Payments would constitute “excess parachute payments.”

(e) Definitions. For purposes of this Section, the following definitions shall apply:

(i) “Cause” means, as determined by the Board of Directors in its sole discretion, the occurrence of one of the following events with respect to Executive: (i) substantial or repeated failure or refusal to perform, or gross negligence in the performance of, Executive’s duties and responsibilities (with or without any accommodation in accordance with applicable law) or refusal or failure to comply with a lawful direction or order of the Board of Directors; (ii) misconduct that has, or could reasonably be expected to have, a material and adverse effect upon the Company, including on the Company’s business or reputation; (iii) breach of a fiduciary duty or duty of loyalty to the Company or any of its affiliates; (iv) engagement in fraud, theft, embezzlement or misappropriation of any material amount of money or other assets of the Company or its affiliates, or any other act of material dishonesty by Executive involving the Company or its affiliates; (v) indictment for (or the procedural equivalent thereof) or conviction of, or plea of guilty or nolo contendere to, any felony or any other crime involving moral turpitude (in accordance with applicable law); (vi) Executive’s material breach of any of the terms of this Agreement or obligations under any other agreement entered into between Executive and the Company or any of its affiliates (including any restrictive covenant agreement); or (vii) Executive’s material breach of the written policies or procedures of the Company (including, without limitation, policies related to sexual harassment, sexual misconduct or sex-based discrimination). Any voluntary resignation of Executive’s employment in anticipation of a termination of Executive’s employment by the Company for Cause following the occurrence of any event(s) that could reasonably constitute Cause shall be deemed to be a termination by the Company for Cause. Further, Executive’s employment shall be deemed to have been terminated for Cause if, following termination of Executive’s employment, an act or omission is discovered of which the Board of Directors was previously unaware that if known at the time of termination would have justified a termination for Cause. Any termination for “Cause” will not limit any other right or remedy the Company may have under this Agreement or otherwise.

(ii) “Disability” shall mean a physical or mental incapacity or disability which, despite any reasonable accommodation required by applicable law, has rendered, or is likely to render, Executive unable to perform the essential functions of Executive’s position for a period of either (i) 120 non-consecutive days in any twelve-month period, or (ii) 90 consecutive days, as determined by a medical physician selected or approved by the Company. The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(iii) “Good Reason” means voluntary resignation after any of the following actions taken by the Company without Executive’s written consent: (1) an adverse change in Executive’s title or direct reporting relationship to the Board; (2) Executive incurs a material diminution in Base Salary, unless reductions of comparable amount and duration are concurrently made for all other senior executive management Company employees; or (3) there shall have occurred a relocation of Executive’s principal workplace to a location more than thirty-five (35) miles from Executive’s workplace as of the date of this Agreement, if such change significantly increases Executive’s commute; provided, that, Executive may not terminate Executive’s employment for Good Reason unless (x) Executive has provided notice to the Board of Directors setting forth in reasonable detail the specific conduct purporting to constitute Good Reason within thirty (30) days of the first occurrence of any such event or condition, (y) the Company has failed to cure such conduct within thirty (30) days following the date of receipt of such notice (the “Cure Period”), and (z) Executive has terminated Executive’s employment within five (5) days following the end of the Cure Period. Failure to timely provide such written notice to the Company or failure to timely resign Executive’s employment for Good Reason means that Executive will be deemed to have consented and waived the Good Reason event. Notwithstanding the foregoing, during the Term, in the event that the Board of Directors reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Company may, in its sole discretion, suspend Executive from performing Executive’s duties hereunder, and in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment for Good Reason or otherwise constitute a breach hereunder.

7. Turnover of Property and Documents on Termination. Executive agrees that on or before termination of Executive’s employment, or at any other time at the Company’s or Board of Director’s request, Executive will return to the Company, and all Subsidiaries, all equipment and other property belonging to the Company and the Subsidiaries, and all originals and copies of confidential information (in any and all media and formats, and including any document or other item containing Confidential Information as defined in Exhibit A) in Executive’s possession or control, and all of the following (in any and all media and formats, and whether or not constituting or containing confidential information) in Executive’s possession or control: (a) lists and sources of customers; (b) proposals or drafts of proposals for any research grant, research or development project or program, marketing plan, licensing arrangement, or other arrangement with any third party; (c) reports, notations of the Executive, laboratory notes, specifications, and drawings pertaining to the research, development, products, patents, and technology of the Company and any Subsidiaries; (d) any and all intellectual property developed by Executive during the course of employment; and (e) the manual and memoranda related to the Policies. To the extent there is a conflict between this Section 6 and the Confidentiality and IP Agreement executed by the Executive, the Confidentiality and IP Agreement provisions control.

8. Resignation from Offices on Termination of Employment. Upon termination of Executive’s employment for any reason by either party, Executive hereby agrees that Executive shall automatically be treated as having resigned from any offices or positions related to the Company or any of its affiliates, and shall timely execute any documents required to effectuate the same.

9. Arbitration. It is the intention of Executive and the Company that the Federal Arbitration Act and the California Arbitration Act shall apply with respect to the arbitration of disputes, claims, and controversies pursuant to, arising under, or in connection with this Agreement (including its Exhibit A Confidentiality and IP Agreement). Except for injunctive proceedings against unauthorized disclosure of confidential information or other actual or threatened breach of this Agreement or its Exhibit A Confidentially and IP Agreement that may cause irreparable and continuing injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law (and upon the issuance or denial of an injunction the underlying merits of any dispute will be resolved in accordance with the remainder of this Section), any and all claims or controversies between the Company or any Subsidiary and Executive, including but not limited to (a) those involving the construction or application of any of the terms, provisions, or conditions of this Agreement or the Policies; (b) all contract or tort claims of any kind; and (c) any claim based on any federal, state, or local law, statute, regulation, or ordinance, shall be settled by arbitration in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) or the Employment Arbitration Rules & Procedures of the Judicial Arbitration and Mediation Service (“JAMS”), as selected by the Company or a Subsidiary. Judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction over the Company and Executive. The location of the arbitration shall be San Francisco, California. Unless the Company or a Subsidiary and Executive mutually agree otherwise, the arbitrator shall be a retired judge selected from a panel provided by the AAA or the JAMS. The Company, or a Subsidiary, if the Subsidiary is a party to the arbitration proceeding, shall pay the arbitrator’s fees and costs. Executive shall pay for Executive’s own costs and attorneys’ fees, if any. The Company and any Subsidiary that is a party to an arbitration proceeding shall pay for its own costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party. Notwithstanding the foregoing, nothing in this Section shall be construed in a manner that would violate any law.

EXECUTIVE UNDERSTANDS AND AGREES THAT THIS AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A TRIAL BY JURY OF ANY MATTERS COVERED BY THIS AGREEMENT TO ARBITRATE.

10. Severability. In the event that any of the provisions of this Agreement or the Policies shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement or the Policies. In the event that any provision relating to a time period of restriction shall be declared by an arbitrator or court of competent jurisdiction to exceed the maximum time period such arbitrator or court deems reasonable and enforceable, then the time period of restriction deemed reasonable and enforceable by the arbitrator or court shall become and shall thereafter be the maximum time period.

11. Agreement Read and Understood. Executive acknowledges that Executive has carefully read the terms of this Agreement, that Executive has had an opportunity to consult with an attorney or other representative of Executive’s own choosing regarding this Agreement, that Executive understands the terms of this Agreement and that Executive is entering this Agreement of Executive’s own free will.

12. Complete Agreement, Modification. This Agreement and the Confidentiality and IP Agreement annexed hereto as Exhibit A are the complete agreement between Executive and the Company on the subjects contained in this Agreement. This Agreement supersedes and replaces all previous correspondence, promises, representations, and agreements, if any, either written or oral with respect to Executive’s employment by the Company or any Subsidiary and any matter covered by this Agreement. No provision of this Agreement may be modified, amended, or waived except by a written document signed both by the Company and Executive.

13. Governing Law. This Agreement shall be construed and enforced according to the laws of the State of California.

14. Assignability. This Agreement, and the rights and obligations of Executive and the Company under this Agreement, may not be assigned by Executive. The Company may assign any of its rights and obligations under this Agreement to any successor or surviving corporation, limited liability company, or other entity resulting from a merger, consolidation, sale of assets, sale of stock, sale of membership interests, or other reorganization, upon condition that the assignee shall assume, either expressly or by operation of law, all of the Company’s obligations under this Agreement.

15. Taxes.

(a) Generally. The Company or any Subsidiary may withhold from any payments made under this Agreement all applicable taxes, including, but not limited to, income, employment and social insurance taxes as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to Executive in connection with this Agreement and that Executive has been advised by the Company to seek tax advice from Executive’s own tax advisors regarding this Agreement and payments that may be made to Executive pursuant to this Agreement.

(b) Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from the requirements of Section 409A of the Code, and the rules and regulations promulgated thereunder (“Section 409A”), or shall comply with the requirements of such provision and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Section 409A. To the extent the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Section 409A through good faith modifications. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company without violating the provisions of Section 409A. Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Section 409A upon or following a termination of Executive’s employment unless such termination is also a “separation from service” within the meaning of Section 409A. For purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean a “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits. Each payment under this Agreement or otherwise in a series of payments shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A. To the extent that any reimbursements pursuant to this Agreement or otherwise are taxable to Executive, any reimbursement payment due to Executive shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred; provided, that, Executive has provided the Company written documentation of such expenses in a timely fashion and such expenses otherwise satisfy the Company’s or one of its subsidiaries’ expense reimbursement policies. Reimbursements pursuant to this Agreement or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year. Notwithstanding any provision in this Agreement to the contrary, if on the date of Executive’s termination from employment with the Company Executive is deemed to be a “specified employee” within the meaning of Section 409A using the identification methodology selected by the Company from time to time, or if none, the default methodology under Section 409A, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A shall be delayed and paid or provided (or commence, in the case of installments) on the first payroll date on or following the earlier of (i) the date which is six (6) months and one (1) day after Executive’s termination of employment for any reason other than death, and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit. Each payment under this Agreement will be treated as a separate payment for purposes of Section 409A and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. Notwithstanding any of the foregoing to the contrary, the Company and its affiliates and its and their respective officers, directors, employees, or agents make no guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Section 409A, and none of the foregoing shall have any liability for the failure of the terms of this Agreement as written to comply with, or be exempt from, the provisions of Section 409A.

16. Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any compensation paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company or any of the Company’s Subsidiaries is and shall remain subject to any clawback or recoupment policy currently in effect or as may be adopted by the Board of Directors and, in each case, as may be amended from time to time. No such policy, adoption or amendment shall in any event require the prior consent of Executive. No recovery of compensation under such a clawback or recoupment policy will be an event giving rise to a right to resign for Good Reason under this Agreement or any other agreement with the Company or any of its affiliates.

17. Survival. The covenants and agreements contained in Sections 3, 4, 7, and 9-16 of this Agreement, as well as the Confidentiality and IP Agreement, shall survive termination of this Agreement and Executive’s employment.

18. Notices. Any notices or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, or sent by next business day air courier service, personally delivered to the party to whom it is to be given, or transmitted via electronic mail. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via electronic mail, five (5) days after deposit in the U.S. mail and one (1) day business after deposit for next business day. Notices shall be addressed as follows (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 18):

If to the Company:

Oncocyte Corporation

15 Cushing

Irvine, California 92618

Attention: General Counsel

If to Executive, to Executive’s physical and/or email address most recently on file with the Company.

[Signatures to the Employment Agreement Are Found on the Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

EXECUTIVE:

/s/ Andrea James
Andrea James

COMPANY:

ONCOCYTE CORPORATION

By:	/s/ Joshua Riggs

Title:	President and Chief Executive Officer

Signature Page to Employment Agreement (Andrea James)

Exhibit A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by ONCOCYTE CORPORATION its subsidiaries, parents, affiliates, successors and assigns (together “Company”) pursuant to the Employment Agreement effective as of June 17, 2024 (the “Employment Agreement”) and the compensation paid to me now and during my employment with the Company, I, Andrea James, hereby enter into this Employee Confidential Information and Invention Assignment Agreement (the “Agreement”) and agree as follows:

1. Confidential Information Protections.

1.1 Recognition of the Company’s Rights; Nondisclosure. I understand and acknowledge that my employment by the Company creates a relationship of confidence and trust with respect to the Company’s Confidential Information (as defined below) and that the Company has a protectable interest therein. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of the Company’s Confidential Information, except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such disclosure. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. I hereby assign to the Company any rights I may have or acquire in such Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of the Company and its assigns. I will take all reasonable precautions to prevent the inadvertent accidental disclosure of Confidential Information.

1.2 Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information of the Company. By way of illustration but not limitation, “Confidential Information” includes (a) trade secrets, inventions, algorithms, mask works, ideas, processes, formulas, software in source or object code, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Intellectual Property Rights (as defined below) therein (collectively, “Inventions”), and genetic and protein biomarkers of any and all kinds used in or related to Company diagnostic tests, products, or research, even if not patented or patentable; (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of the Company and other non-public information relating to customers and potential customers; (d) information regarding any of the Company’s business partners and their services, including names, representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of the Company could use to the competitive disadvantage of the Company. For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act by me or any of my agents; (ii) was available to the me on a non-confidential basis before its disclosure by a member of the Company; (iii) becomes available to me on a non-confidential basis from a source other than a member of the Company; provided that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company; (iv) is required to be disclosed by applicable law; or (v) where a prohibition on the disclosure of such information would act as a blanket prohibition on me working in any industry.

Employee Confidential Information and Inventions Assignment Agreement Andrea James Page 1

1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data or information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information or unless expressly authorized by an officer of the Company in writing.

1.4 Term of Nondisclosure Restrictions. I understand that Confidential Information and Third Party Information is never to be used or disclosed by me, as provided in this Section 1, except in connection with my lawful and authorized duties as an employee of the Company during my employment or as otherwise provided in Section 1.6 below.

1.5 No Improper Use of Information of Prior Employers and Others. During my employment by the Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

1.6 Notwithstanding anything herein to the contrary, in accordance with the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), and other applicable law, nothing in this Section 1, the Employment Agreement to which it is an Exhibit, or any other agreement or Company policy shall prevent me from, or expose me to criminal or civil liability under federal or state trade secrets law for (i) directly or indirectly, sharing any Company Party’s (as defined in the Employment Agreement) trade secrets or other Confidential Information (except information protected by any Company Party’s attorney-client or work product privilege) with law enforcement, an attorney, or any federal, state, or local government agencies, regulators, or officials (including the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the National Labor Relations Board, the California Labor & Workforce Development Agency, or any other analogous state or local agencies), for the purpose of investigating or reporting a suspected violation of law (including but not limited to any whistleblower retaliation claim), whether in response to a subpoena or otherwise, without notice to the Company; (ii) disclosing any Company Party’s trade secrets in a filing in connection with a legal claim including but not limited to any whistleblower retaliation claim), provided that the filing is made under seal; (iii) discussing or disclosing information related to my general job duties or responsibilities; and/or (iv) in any way participating in any action seeking to rectify or address sexual harassment or other illegal conduct, or from making such good faith based allegations relating to sexual harassment, harassment, discrimination, or any other conduct prohibited by law, in accordance with the terms of this Agreement.

1.7 Legal Process. Except as provided in Section 1.6 above, I agree that in the event I am served with a subpoena, document request, interrogatory, or any other legal process that will or may require me to disclose any Confidential Information, whether during my employment or thereafter, I will immediately notify the Company’s General Counsel of such fact, in writing, and provide a copy of such subpoena, document request, interrogatory, or other legal process, and shall thereafter cooperate with the Company in any lawful response to such subpoena, document request, interrogatory, or legal process as the Company may request, unless such subpoena, document request, interrogatory, or other legal process (a) is from a court or governmental agency, and (b) explicitly prohibits me from doing so.

2. Assignments of Inventions.

2.1 Definitions. As used in this Agreement, the term “Intellectual Property Rights” means all trade secrets, Copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country; the term “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (as a literary, musical, or artistic work) recognized by the laws of any jurisdiction or country; and the term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

Employee Confidential Information and Inventions Assignment Agreement Andrea James Page 2

2.2 Excluded Inventions and Other Inventions. Attached hereto as Annex A is a list describing all existing Inventions, if any, (a) that are owned by me or in which I have an interest and were made or acquired by me prior to my date of first employment by the Company, (b) that may relate to the Company’s business or actual or demonstrably anticipated research or development, and (c) that are not to be assigned to the Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no Excluded Inventions. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the commencement of my employment or thereafter, other than Company Inventions (as defined below) and Excluded Inventions. I acknowledge and agree that if I use any Excluded Inventions or any Other Inventions in the scope of my employment, or if I include any Excluded Inventions or Other Inventions in any product or service of the Company, or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by the Company of any rights assigned to the Company under this Agreement, I will immediately so notify the Company in writing. Unless the Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to the Company, in such circumstances (whether or not I give the Company notice as required above), a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Excluded Inventions and Other Inventions. To the extent that any third parties have rights in any such Other Inventions, I hereby represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above.

2.3 Assignment of Company Inventions. Inventions assigned to the Company or to a third party as directed by the Company pursuant to Section 2.6 are referred to in this Agreement as “Company Inventions.” Subject to Section 2.4 and except for Excluded Inventions set forth in Annex A and Other Inventions, I hereby assign to the Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by the Company. To the extent required by applicable Copyright laws, I agree to assign in the future (when any copyrightable Inventions are first fixed in a tangible medium of expression) my Copyright rights in and to such Inventions. Any assignment of Company Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to the Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against the Company or related to the Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto).

2.4 Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that is covered under California Labor Code section 2870(a) (the “Specific Inventions Law”) except for those Inventions that are covered by a contract between the Company and the United States or any of its agencies that require full title to such patent or Invention to be in the United States.

2.5 Obligation to Keep the Company Informed. During the period of my employment, I will promptly and fully disclose to the Company in writing all Inventions authored, conceived, or reduced to practice by me, either alone or jointly with others. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under the provisions of the Specific Inventions Law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under the Specific Inventions Law.

2.6 Government or Third Party. I agree that, as directed by the Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.7 Ownership of Work Product. I agree that the Company will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment, and I hereby irrevocably and unconditionally assign to the Company all right, title and interest worldwide in and to such work product. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101). I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for the Company.

Employee Confidential Information and Inventions Assignment Agreement Andrea James Page 3

2.8 Enforcement of Intellectual Property Rights and Assistance. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Intellectual Property Rights to the Company or its designee, including the United States or any third party designated by the Company. My obligation to assist the Company with respect to Intellectual Property Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment, but the Company will compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance. In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned under this Agreement to the Company.

2.9 Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to the Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except in strict compliance with the Company’s policies regarding the use of such software.

3. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at the Company, which records will be available to and remain the sole property of the Company at all times.

4. Duty of Loyalty During Employment. I agree that during the period of my employment by the Company, I will not, without the Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by the Company.

5. No Solicitation of Employees, Consultants or Contractors. I agree that during the period of my employment and for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of the Company, solicit, canvass, approach, encourage, entice or induce any employee or contractor of the Company (or individual who was an employee or contractor of the Company at any point during the twelve (12) months preceding the date of such solicitation or other similar act), with whom I had direct contact with or had access to Confidential Information about by virtue of the my employment with the Company, to terminate or lessen his, her or its employment or engagement with the Company.

6. Reasonableness of Restrictions.

6.1 I agree that I have read this entire Agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

Employee Confidential Information and Inventions Assignment Agreement Andrea James Page 4

6.2 To the extent permitted by applicable law, in the event that an arbitrator or court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and the Company agree that the arbitrator or court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

6.3 To the extent permitted by applicable law, if the arbitrator or court declines to enforce this Agreement in the manner provided in subsection 6.2, the Company and I agree that this Agreement will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.

7. No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.

8. Return of Company Property. When I leave the employ of the Company, or at any other time as requested by the Company or the Board of Directors, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of the Company. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to the Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company’s personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in attending an exit interview and completing and signing the Company’s termination statement if required to do so by the Company.

9. Legal and Equitable Remedies.

9.1 I agree that my breach or threatened breach of any of the restrictions set forth this Agreement will result in irreparable and continuing damage to the Company for which there is no adequate remedy at law. Thus, in addition to the Company’s right to arbitrate disputes relating to this Agreement (as set forth in the Employment Agreement), the Company shall be entitled to obtain emergency equitable relief, including a temporary restraining order and/or preliminary injunction, in aid of arbitration, from any state or federal court of competent jurisdiction, without first posting a bond, to restrain any such breach or threatened breach. Such relief shall be in addition to any and all other remedies, including damages, available to the Company and its affiliates against me for such breaches or threatened breaches. Upon the issuance (or denial) of an injunction, the underlying merits of any dispute will be resolved in accordance with the arbitration provisions contained in the Employment Agreement.

9.2 In the event the Company enforces this Agreement through an arbitration or court order, I agree that the restrictions of Section 5 will be tolled during the period of such breach and remain in effect for a period of 12 months from the effective date of the Order enforcing the Agreement.

10. Notices. Any notices required or permitted under this Agreement will be given to the Company in accordance with the notice provisions contained in the Employment Agreement.

11. Publication of This Agreement to Subsequent Employer or Business Associates of Employee.

11.1 If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Section 5 of this Agreement are in effect I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement.

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11.2 I agree to inform the Company of all employment and business ventures which I enter into while the restrictions described in Section 5 of this Agreement are in effect and I also authorize the Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business with which I am employed or associated and to make such persons aware of my obligations under this Agreement.

12. General Provisions.

12.1 Governing Law; Dispute Resolution. This Agreement will be governed by and construed according to the laws of the State of California as such laws are applied to agreements entered into and to be performed entirely within California between residents of California. Any disputes arising form or relating to this Agreement shall be resolved in accordance with the arbitration clause contained in the Employment Agreement.

12.2 Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

12.3 Successors and Assigns. This Agreement is for my benefit and the benefit of the Company, its successors, assigns, parent corporations, Subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

12.4 Survival. This Agreement shall survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by the Company to any successor in interest or other assignee.

12.5 Employment At-Will. I agree and understand that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by the Company for any specific period of time.

12.6 Waiver. No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement will be construed as a waiver of any other right. The Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

12.7 Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from the Company or any products utilizing such data, in violation of the United States export laws or regulations.

12.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument. This Agreement may also be executed and delivered by facsimile signature, PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com).

12.9 Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

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This Agreement shall be effective as of June 17, 2024.

EMPLOYEE:

/s/ Andrea James
(Signature)

Andrea James

COMPANY:

ACCEPTED AND AGREED

ONCOCYTE CORPORATION

By:	/s/ Joshua Riggs
Joshua Riggs
President & Chief Executive Officer

Address:	15 Cushing Irvine, California 92618

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Annex A
To The
EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

EXCLUDED INVENTIONS

TO:	Oncocyte Corporation
FROM:	Andrea James
DATE:	June 17, 2024

1. Excluded Inventions Disclosure. Except as listed in Section 2 below, the following is a complete list of all Excluded Inventions:

☒	No Excluded Inventions.

☐	See below:

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to the Excluded Inventions generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

Excluded Invention	Party(ies)	Relationship
1.
2.
3.

☐	Additional sheets attached.

3. Limited Exclusion Notification.

This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any Invention that you develop entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

a. Relate at the time of conception or reduction to practice to the Company’s business, or actual or demonstrably anticipated research or development; or

b. Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.